UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 6, 2005

FIRST AVENUE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21091	52-1869023
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7925 Jones Branch Drive, Suite 3300, McLean, VA 22102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (434) 220-4988

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 7, 2005, First Avenue Networks, Inc. (the “Company”) announced the termination of Dean M. Johnson as President and Chief Executive Officer of the Company and the appointment of Michael Gallagher to the positions of President and Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1.

In connection with Mr. Johnson’s termination, the Company has entered into a Separation, Option Amendment and Consultant Agreement with Mr. Johnson dated September 6, 2005 (the “Separation Agreement”). Under the terms of the Separation Agreement, subject to Mr. Johnson meeting his obligations thereunder in all material respects, Mr. Johnson is entitled to receive severance in the amount of $250,000, and a termination bonus equal to $85,274. Additionally, Mr. Johnson’s outstanding stock options have become fully vested and exercisable and shall remain vested and exercisable for 90 days from the date of his termination. Further, if Mr. Johnson elects to continue his participation and that of his eligible dependents in the Company’s group health and dental plans, the Company will contribute the full premium cost of any such coverage for one year.

Pursuant to the Agreement, Mr. Johnson will act as a consultant to the Company for a period of 75 days from the date of his termination. For such services, Mr. Johnson will be paid consulting fees based on his salary at termination.

Pursuant to the Agreement, Mr. Johnson has also agreed to (i) comply with the Company’s policies and procedures for protecting confidential information, (ii) not compete with the Company for a period of two years following his termination (the “Non-Competition Period”), (iii) not solicit employees or consultants of the Company during the Non-Competition Period, (iv) cooperate with the Company for up to 45 days following the end of his consulting relationship with the Company with regards to management transition, (v) during the Non-Competition Period, not disparage the Company or its subsidiaries, and (vi) during the Non-Competition Period, not sell or otherwise dispose of or transfer more than 200,000 shares of Company common stock in any thirty (30) day period. The violation by Mr. Johnson of any of the foregoing obligations will release the Company from its obligation to pay Mr. Johnson severance and/or medical benefits. The payment to Mr. Johnson of severance and a termination bonus, and the option acceleration described above, are also subject to Mr. Johnson signing a general release of claims in favor of the Company.

This summary is qualified in its entirety by reference to the full text of Mr. Johnson’s Employment Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1.

In connection with Mr. Gallagher’s appointment, the Company has entered into an Executive Employment Agreement with Mr. Gallagher dated September 7, 2005 (the “Employment Agreement”). Under Mr. Gallagher’s Employment Agreement, his term of employment as President and Chief Executive Officer will expire at the end of an initial one year term, subject to automatic extension for additional one-year terms unless either party provides at least thirty (30) days prior notice of non-extension or the agreement is otherwise terminated. The Employment Agreement provides, among other things, that we will pay Mr. Gallagher a base annual salary of $350,000 plus an annual bonus with a target of $150,000. In connection with his execution of the Employment Agreement, Mr. Gallagher was paid a signing bonus of $200,000 and was granted an option to purchase 1,500,000 shares of Company common stock.

Pursuant to the Employment Agreement, Mr. Gallagher is entitled to certain benefits upon a termination of his employment as President and Chief Executive Officer and is eligible for option acceleration in connection with a Change of Control of the Company (as defined in the Employment Agreement). Additionally, Mr. Gallagher has agreed to maintain the confidentiality of Confidential Information (as defined in the Employment Agreement), to assign certain rights in Company intellectual property to the Company, and to comply with certain non-compete and non-solicitation restrictions while employed by the Company and for a period of time thereafter. Severance payments are conditioned on Mr. Gallagher executing a general release of claims in favor of the Company.

This summary is qualified in its entirety by reference to the full text of Mr. Gallagher’s Executive Employment Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.2.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Dean M. Johnson was terminated from his positions as President and Chief Executive Officer of the Company effective September 6, 2005.

(c)	The Company has appointed Michael Gallagher as its President and Chief Executive Officer effective September 7, 2005. The Company has entered into an Executive Employment Agreement with Mr. Gallagher dated September 7, 2005, the terms of which are summarized above under Item 1.01 and a copy of which is attached to this Form 8-K as Exhibit 10.2.

Prior to his appointment as President and Chief Executive Officer of the Company, Mr. Gallagher, age 46, was president of Flarion Technologies, a position he held since March, 2003. From March 2001 to March 2003, Mr. Gallagher served as Sales, Marketing and Customer Service Vice President of Flarion Technologies. Prior to his role at Flarion, Mr. Gallagher was senior vice president for worldwide sales and operations for Nortel Networks’ IP Services business unit from January 1999 to January 2001. Mr. Gallagher joined Nortel from Bay Networks where he served as senior vice president of the company’s North American sales operations from 1990 to 1999. Mr. Gallagher serves on the board of directors of Enterasys Networks, Inc.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits – The following exhibits are furnished as part of this current report:

Exhibit Number	Description
10.1	Separation, Option Amendment and Consultant Agreement with Dean M. Johnson

10.2	Executive Employment Agreement with Michael Gallagher

99.1	Press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST AVENUE NETWORKS, INC.

Date: September 7, 2005	By:	/s/ Sandra G. Thomas
	Name:	Sandra G. Thomas
	Title:	Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment, Option Amendment and Consultant Agreement with Dean M. Johnson

10.2	Executive Employment Agreement with Michael Gallagher

99.1	Press release